EXHIBIT 99.1

NEWS RELEASE

NaturalNano Appoints Cathy A. Fleischer, Ph.D.
as Chief Technology Officer

Science and Technology Veteran to Lead Company’s Commercialization Efforts

ROCHESTER, NY, July 25, 2006 — (Business Wire) — NaturalNano, Inc. (OTCBB: NNAN, FWB: N3N), a company whose primary business is discovering, refining, and marketing naturally occurring nanomaterials, announced today the appointment of Cathy A. Fleischer, Ph.D., as chief technology officer. Dr. Fleischer’s role at NaturalNano will focus on the commercialization of NaturalNano’s technology and the expansion of its intellectual property portfolio.

Dr. Fleischer is a highly recognized scientist and manager with extensive experience leading diverse technical organizations and teams to deliver in research, business and manufacturing. During the last five years, Fleischer led organizations that delivered highly innovative and successful products and were responsible for over 200 patent applications. Dr. Fleischer holds eleven patents individually and has numerous publications in the fields of polymer materials science, composites, adhesion and surface science.

Most recently, Dr. Fleischer served as R&D Director for Polarizer Films at Eastman Kodak Company (Kodak). Fleischer held a variety of senior leadership positions at Kodak, including that of Program Manager for LCD optical films and Laboratory Head for flexible substrates. In recent leadership roles, she was responsible for the research, vision and strategy of joint development projects with international corporations including project leadership and patent portfolio development as well as developing technology roadmaps and business cases for new products. In 2002, Fleischer was nominated by her team and subsequently selected as a finalist for the prestigious Kodak Women’s forum award. Prior to obtaining her Ph.D., Fleischer worked at Rogers Corporation, a specialty polymers and high-technology company based in Connecticut.

Dr. Fleischer received a doctorate degree in Polymer Science from the University of Connecticut and a master’s degree in Chemical Engineering from Massachusetts Institute of Technology. Her undergraduate degree in Bioengineering/Material Science was received at the University of Pennsylvania. While at Kodak, Fleischer completed the executive development program at the Smith College Consortium.

“We are pleased to have Cathy Fleischer join our team as Chief Technology Officer,” said Michael Riedlinger, president of NaturalNano. “As we execute on our commercialization strategy, Dr. Fleischer’s proven and diverse technical and business skills combined with her market knowledge make her ideally suited for this new role. Dr. Fleischer brings many years of experience and insight in research and development. In addition, her work with the advanced scientific and networking research communities will help create and sustain collaborations.”

NaturalNano co-founder Sarah Cooper, a chemical engineer formerly with NASA, and founding NaturalNano CTO, is pursuing a Ph.D. in materials science under a special program with the University of Sydney and NASA’s Ames Center for Nanotechnology in California. “Sarah Cooper created much of NaturalNano’s original intellectual property in multiple applications, including the foundation work in polymers and plastics, which is one of the primary areas of focus of NaturalNano’s current commercialization work. Sarah has also brought to NaturalNano many of the industrial prospects we are working with as we move to commercialize our unique nanotechnologies,” stated Michael Riedlinger, NaturalNano president. “We look forward to her continuing support and networking assistance in Silicon Valley as Dr. Fleischer joins the NaturalNano team in Rochester.”

About NaturalNano, Inc.
NaturalNano, Inc. (OTCBB: NNAN; FWB: N3N) is a materials science company developing unique and proprietary processes for refining naturally occurring nanotubes and other nanomaterials that add competitive properties to a range of applications. These include additives to cosmetics and personal care products, and absorbent materials, as well as: electromagnetic interference shielding, specialty coatings, and material additives for industrial polymers, plastics and composites. NaturalNano possesses broad intellectual property rights and proprietary know-how for extraction and separation processes, compositions, and derivatives of halloysite and other nanotubes. For more information, please visit www.naturalnano.com

Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what NaturalNano anticipates, expects, or believes may happen in the future.
NaturalNano's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: NaturalNano's ability to develop its technologies; the approval of NaturalNano's patent applications; the successful implementation of NaturalNano's research and development programs; the ability of NaturalNano to demonstrate the effectiveness of its technology; the acceptance by the market of NaturalNano's technology and products incorporating such technology, the ability of NaturalNano to effectively negotiate and enter into contracts with third parties for the licensing of NaturalNano's technology; competition; the ability of NaturalNano to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in NaturalNano's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with NaturalNano's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and NaturalNano undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contacts:
NaturalNano Inc.
Bobbi Drew
Bobbi@naturalnano.com
585-214-8172

Jennifer Gould
JGould@rubensteinpr.com
212-843-8037

Investor Relations:
PR Financial Marketing LLC
Jim Blackman
(713) 256-0369
jimblackman@prfmonline.com